Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
BY AND BETWEEN
PENFORD CORPORATION
AND
ZELL CREDIT OPPORTUNITIES MASTER FUND, L.P.
DATED
APRIL 7, 2010

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5.11 Survival	26
5.12 Execution	26
5.13 Severability	26
5.14 Rescission and Withdrawal Right	26
5.15 Replacement of Securities	26
5.16 Remedies	26
5.17 Payment Set Aside	27
5.18 Exclusivity	27
5.19 Limitation of Liability	28

Exhibit A — Convertible Preferred Articles

Exhibit B — Cumulative Preferred Articles

Exhibit C — Investor Rights Agreement

Exhibit D — Standstill Agreement

Exhibit E — Form of Legal Opinion

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SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”), dated as of April 7, 2010, is made by and between Penford Corporation, a Washington corporation (the “Company”), and Zell Credit Opportunities Master Fund, L.P., a Delaware limited partnership (the “Investor”).
     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:
          “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.
          “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.
          “Agreement” has the meaning set forth in the preamble.
          “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the New York City are authorized or required by law or other governmental action to close.
          “Closing” means the closing of the purchase and sale of the Securities pursuant to Article II.
          “Closing Date” means the first Business Day on or after April 7, 2010 on which all of the conditions set forth in Sections 2.3(a) and (b) are satisfied, or such other date as the Company and the Investor may agree.
          “Code” has the meaning set forth in Section 3.1(o).
          “Commission” means the United States Securities and Exchange Commission.

          “Common Stock” means the common stock of the Company, par value $1.00 per share, and any securities into which such common stock may hereafter be reclassified.
          “Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.
          “Company” has the meaning set forth in the preamble.
          “Company Counsel” means Perkins Coie LLP.
          “Company Deliverables” has the meaning set forth in Section 2.2(b).
          “Conversion Shares” means the shares of Common Stock issuable upon exercise of the Convertible Preferred Stock.
          “Convertible Preferred Stock” means the Company’s Series B Voting Convertible Preferred Stock, par value $1.00 per share, as designated by the Articles of Amendment attached hereto as Exhibit A (the “Convertible Preferred Articles”).
          “Cumulative Preferred Stock” means the Company’s Series A 15.0% Cumulative Non-Voting Non-Convertible Preferred Stock, par value $1.00 per share, as designated by the Articles of Amendment attached hereto as Exhibit B (the “Cumulative Preferred Articles”).
          “Disclosure Materials” has the meaning set forth in Section 3.1(i).
          “Effective Date” means the date that the initial Registration Statement required by Section 2.1 of the Investor Rights Agreement is first declared effective by the Commission.
          “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, codes, ordinances, judgments, decrees and the common law governing, regulating or otherwise affecting the environment, health or safety, including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act and their state and local counterparts.
          “ERISA” has the meaning set forth in Section 3.1(o).
          “Evaluation Date” has the meaning set forth in Section 3.1(v).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “FDA” has the meaning set forth in Section 3.1(ee).
          “Food Product” has the meaning set forth in Section 3.1(ee).

          “GAAP” means U.S. generally accepted accounting principles.
          “Hazardous Materials” means the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws.
          “Intellectual Property Rights” has the meaning set forth in Section 3.1(s).
          “Investment Amount” has the meaning set forth in Section 2.1.
          “Investor” has the meaning set forth in the preamble.
          “Investor Deliverables” has the meaning set forth in Section 2.2(a).
          “Investor Party” has the meaning set forth in Section 4.5.
          “Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date of this Agreement, between the Company and the Investor, in the form of Exhibit C hereto.
          “Legend Removal Date” has the meaning set forth in Section 4.1(d).
          “Letter of Intent” means the Letter Agreement between the Investor and the Company dated February 1, 2010 setting forth the terms of the transaction contemplated in the Transaction Documents.
          “Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.
          “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.
          “Material Contract” has the meaning set forth in Section 3.1(d).
          “New York Courts” means the state and federal courts sitting in New York County, New York.
          “Outside Date” means April 7, 2010.
          “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

          “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
          “Registration Statement” means a registration statement meeting the requirements set forth in the Investor Rights Agreement and covering the resale by the Investor of the Conversion Shares.
          “Required Approvals” has the meaning set forth in Section 3.1(e).
          “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
          “SEC Reports” has the meaning set forth in Section 3.1(i).
          “Securities” means the shares of Cumulative Preferred Stock, the shares of Convertible Preferred Stock and the Conversion Shares.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.
          “Standstill Agreement” means the Standstill Agreement, dated as of the date of this Agreement, between the Company and the Investor, in the form of Exhibit D hereto.
          “Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act.
          “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.
          “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

          “Transaction Documents” means this Agreement, the Investor Rights Agreement, the Standstill Agreement, the Cumulative Preferred Articles and the Convertible Preferred Articles any other documents or agreements executed in connection with the transactions contemplated hereunder.
          “Transaction Expenses” has the meaning set forth in Section 5.1.
ARTICLE II.
PURCHASE AND SALE
     2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, an aggregate of One Hundred Thousand (100,000) shares of Cumulative Preferred Stock and One Hundred Thousand (100,000) shares of Convertible Preferred Stock in exchange for a cash payment of Forty Million Dollars ($40,000,000) (the “Investment Amount”). The Closing shall take place at the offices of Reed Smith LLP, 10 South Wacker Drive, Chicago, Illinois 60606 on the Closing Date, or at such other location or time as the parties may mutually agree.
     2.2 Closing Deliveries.
          (a) Investor. At the Closing, the Investor shall deliver or cause to be delivered to the Company each of the following (the “Investor Deliverables”):
               (i) the Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose;
               (ii) the Investor Rights Agreement, duly executed by the Investor; and
               (iii) the Standstill Agreement, duly executed by the Investor.
          (b) Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor each of the following (the “Company Deliverables”):
               (i) a stock certificate evidencing One Hundred Thousand (100,000) shares of Cumulative Preferred Stock registered in the name of the Investor or its permitted assigns or irrevocable instructions delivered to the Company’s transfer agent to issue such a certificate, which certificate shall be delivered to the Investor promptly following the Closing Date but in any event within three (3) Business Days following the Closing Date;
               (ii) a stock certificate evidencing One Hundred Thousand (100,000) shares of Convertible Preferred Stock registered in the name of the Investor or its permitted assigns or irrevocable instructions delivered to the Company’s transfer agent to issue such a certificate, which certificate shall be delivered to the Investor promptly following the Closing Date but in any event within three (3) Business Days following the Closing Date;

               (iii) evidence satisfactory to the Investor and its counsel that the Cumulative Preferred Articles and the Convertible Preferred Articles have been accepted for filing and have been duly filed with the Secretary of State of the State of Washington;
               (iv) the legal opinion of Company Counsel, addressed to the Investor, covering the matters set forth in Exhibit E hereto and in form and substance satisfactory to the Investor and its legal counsel;
               (v) the Investor Rights Agreement, duly executed by the Company;
               (vi) the Standstill Agreement, duly executed by the Company; and
               (vii) all other documents and items required by this Agreement, or reasonably requested by Investor, to be delivered or caused to be delivered by Company at the Closing.
     2.3 Closing Conditions.
          (a) Investor. The obligation of the Investor to acquire the Securities at the Closing is subject to the satisfaction or waiver in writing by the Investor, at or before the Closing, of each of the following conditions:
               (i) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date, except to the extent that such representations and warranties speak as of an earlier date or only with respect to a certain period of time (which representations and warranties need only be true and correct as of such date or with respect to such period), and the Company shall deliver an Officer’s Closing Certificate to such effect to Investor, signed by the Chief Executive Officer of the Company;
               (ii) Performance. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;
               (iii) Election of Cumulative Preferred Director. The Board of Directors of the Company shall have voted and resolved to increase the size of the Board and taken such other requisite action under the Company’s charter and bylaws to allow for the election of the director entitled to be elected by the holders of the Cumulative Preferred Stock immediately following the Closing;
               (iv) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;
               (v) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that are reasonably likely to have or result in a

Material Adverse Effect;
               (vi) No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;
               (vii) Third Party Consents. The Company and its Subsidiaries shall have obtained all consents, waivers, authorizations required to be obtained from any Person in connection with the execution, delivery and performance by the Company and its Subsidiaries of the Transaction Documents;
               (viii) Credit Agreement. The Company’s Second Amended and Restated Credit Agreement, dated October 5, 2006, by and among the Company and the various lenders thereto, as amended (the “Credit Agreement”) shall have been amended (or amended and restated) or replaced by a new credit agreement (the “New Credit Agreement”) in form and substance satisfactory to the Investor and such New Credit Agreement shall have been executed and delivered by all parties thereto; and
               (ix) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(b).
          (b) Company. The obligation of the Company to sell the Securities to the Investor at the Closing is subject to the satisfaction or waiver in writing by the Company, at or before the Closing, of each of the following conditions:
               (i) Representations and Warranties. The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;
               (ii) Performance. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the Closing;
               (iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and
               (iv) Investor Deliverables. The Investor shall have delivered the Investor Deliverables in accordance with Section 2.2(a).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Investor:
          (a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than as specifically disclosed in the SEC Reports. Except as specifically disclosed in the SEC Reports, the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.
          (b) Organization and Qualification. The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use their respective properties and assets and to carry on their respective businesses as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each Subsidiary are duly qualified to conduct their respective businesses and are each in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by each of them makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. Except for the Required Approvals, the execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
          (d) Contracts. (1) Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Reports or to be filed as an exhibit to the SEC Reports under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described, summarized or filed.

               (ii) The Material Contracts to which the Company or any of its Subsidiaries is a party have been duly and validly authorized, executed and delivered by the Company and its Subsidiaries, as applicable, and constitute the legal, valid and binding agreements of the Company, enforceable by and against the Company or its Subsidiaries, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, except as rights to indemnity or contribution may be limited by federal or state securities laws.
          (e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or any other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Investor Rights Agreement, (ii) filings that may be required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) applications to the Trading Market for the listing of the Conversion Shares for trading thereon and (v) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).
          (f) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) subject to the filings contemplated by Section 3.1(e), result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (g) Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement in order to issue the Conversion Shares.
          (h) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans and other derivative securities, is specified in the SEC Reports. Except as specifically disclosed in the SEC Reports, no securities of the Company or any of its Subsidiaries are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specifically disclosed in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.
          (i) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the 12 months preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as disclosed in the SEC Reports, since August 31, 2009 the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records.
          (j) Price of Common Stock. Neither the Company nor, to its knowledge, any of its Affiliates has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of any of the Securities.
          (k) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting (except as may be required by GAAP) or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or incentive plans or arrangements specifically approved by the Board of Directors of the Company. The Company does not have pending before the Commission any request for confidential treatment of information.
          (l) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
          (m) Environmental Laws.
               (i) Neither the Company or any of its Subsidiaries have received any written notice, report or other communication from a federal, state, local or other governmental authority or other third party regarding any actual or alleged violation of any Environmental Laws, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations relating to the Company or its Subsidiaries, any real property owned or leased by the Company or its Subsidiaries or any other asset owned or leased by the Company or its Subsidiaries. To the Company’s knowledge, there are no environmental audits, inspections, investigations, studies, tests, reviews and similar formal reports with respect to any parcel of real property owned or leased by the Company or its Subsidiaries.
               (ii) None of the Company, nor any of its Subsidiaries, and, to the Company’s knowledge, no prior owner or operator, has used, generated, treated, stored, recycled, disposed of, released, transported, or arranged for the transportation, storage, treatment or disposal of any Hazardous Materials at the real property owned or leased by the Company or its Subsidiaries or in connection with the business of the Company or its Subsidiaries, except in compliance with Environmental Laws. There has been no release of Hazardous Materials in, on or under any of the real property owned or leased by the Company or its Subsidiaries, nor to the

Company’s knowledge at any facility or property formerly owned or operated by either of the Company or any of its Subsidiaries and no such property is contaminated by any Hazardous Materials.
               (iii) The Company and its Subsidiaries have conducted and are conducting their operations in material compliance with all Environmental Laws and possess and are in compliance with all material permits, licenses or other authorizations as may be required by any federal, state, local or other governmental authority under Environmental Laws in connection with the real property owned or leased by the Company or its Subsidiaries and the business conducted by them.
          (n) Labor and Employment. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer of the Company or its Subsidiaries, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (o) ERISA. The Company and each of its Subsidiaries is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its Subsidiaries would have any liability; neither the Company nor any of its Subsidiaries has incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
          (p) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company has not received any communication from any governmental authority (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would reasonably be expected to result in a Material Adverse Effect.
          (q) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.
          (r) Properties and Assets. The Company and the Subsidiaries have good and marketable title to all the properties and assets described as owned by it in the Company’s consolidated financial statements, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (s) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person which could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights which could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
          (t) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries’ respective lines of business.
          (u) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company or any of its Subsidiaries and, to the knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.
          (v) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date of the Closing. The Company and each Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Company’s disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal accounting controls or its disclosure controls and procedures or, to the Company’s knowledge, in other factors that could materially affect the Company’s internal accounting controls or its disclosure controls and procedures.
          (w) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          (x) Certain Fees. Except as set forth in Schedule 3.1(x), no brokerage or finder’s fees or commissions are or will be payable by the Company or its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investor shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by the Investor pursuant to written agreements executed by the Investor which fees or commissions shall be the sole responsibility of the Investor) made by or on behalf of other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated by this Agreement.
          (y) Certain Registration Matters. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 3.2(b)-(d), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Investor under the Transaction Documents. The Company is eligible to register the resale of its Common Stock for resale by the Investor under Form S-3 promulgated under the Securities Act. The Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.
          (z) Listing and Maintenance Requirements. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Investor the Securities contemplated by Transaction Documents.
          (aa) Investment Company. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (bb) Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Investor’s ownership of the Securities.
          (cc) No Integrated Offering. None of the Company, its Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Securities Act or require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the of the Trading Market on which the Common Stock is currently listed or quoted.
          (dd) Disclosure. The Company confirms that, upon the filing by the Company of the Reports on Form 8-K required by Section 4.4, the Investor will not be in possession of any information disseminated by or on behalf of the Company that the Company believes constitutes material, non-public information pertaining to the Company. To the knowledge of the Company, all due diligence materials regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company to the Investor are, when taken together with the SEC Reports, true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company understands and confirms that the Investor will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for the announcement of this Agreement and related transactions and as may be disclosed in the Current Report on Form 8-K filed by the Company.
          (ee) FDA Compliance. Except as set forth in Schedule 3.1(ee), neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the customers of the Company or its Subsidiaries, have been subject to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, in each case relating to the products or goods made, developed, under development, stored or sold by the Seller or Business by the United States Food and Drug Administration (“FDA”) or any other federal, state, local or foreign authority having or asserting responsibility for the regulation of any food product that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries (each such product, a “Food Product”). The Company and all of its Subsidiaries are, and since January 1, 2008 have been, in material compliance with the labeling requirements of the FDA relating to every Food Product sold by the Company or any of its Subsidiaries, and the Company and all of its Subsidiaries are, and since January 1, 2008 have been, in material compliance with all applicable regulations and requirements of the FDA and any other federal, state, local, or foreign authority having or asserting responsibility for the regulation of their Food Products. All labeling used on the Food Products has been filed or registered with or approved by each state regulatory agency that requires such filing, registration or approval. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA. The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.
     3.2 Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:
          (a) Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by the Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary limited partnership or other applicable like action, on the part of the Investor. Each of this Agreement, the Standstill Agreement and the Investor Rights Agreement has been duly executed by the Investor, and when delivered by the Investor in accordance with terms hereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
          (b) Investment Intent. The Investor is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Securities for any period of time. The Investor is acquiring the Securities hereunder in the ordinary course of its business. Other than as set forth in the Investor Rights Agreement, the Investor does not have any present agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.
          (c) Investor Status. At the time the Investor was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Investor is not a registered broker-dealer under Section 15 of the Exchange Act.
          (d) General Solicitation. The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

          (e) Access to Information. The Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Investor or its representatives or counsel shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.
          (f) Certain Trading Activities. The Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the earlier to occur of (1) the time that the Investor was first contacted by the Company or Bank of America Merrill Lynch regarding an investment in the Company and (2) the date of this Agreement. The Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement is publicly disclosed.
          (g) Independent Investment Decision. The Investor has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and the Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision.
The Company acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.
ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES
     4.1 Transfer Restrictions.
          (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company or as permitted in Section 3 of the Standstill Agreement, the Company may require (x) the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act and (y) any transferee to agree in writing to be bound by the terms of this Agreement.

          (b) Certificates evidencing the Convertible Preferred Stock and Cumulative Preferred Stock will contain the following legend, until such time as they are not required under Section 4.1(d):
THE SHARES OF PREFERRED STOCK OF PENFORD CORPORATION (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE (THE “SHARES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (A) SUBSEQUENTLY REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE COMPANY A WRITTEN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT THE SHARES TO BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED ARE BEING OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.
          (c) Certificates evidencing the Conversion Shares will contain the following legend, until such time as they are not required under Section 4.1(d):
THE SHARES OF COMMON STOCK OF PENFORD CORPORATION (THE “COMPANY”) REPRESENTED BY THIS CERTIFICATE (THE “SHARES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (A) SUBSEQUENTLY REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE COMPANY A WRITTEN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, TO THE EFFECT THAT THE SHARES TO BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED ARE BEING OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.
The Company acknowledges and agrees that the Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, the Investor may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge or in connection with a subsequent transfer following default by the Investor transferee of the pledge. No notice shall be required of such pledge. At the Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.
          (d) Certificates evidencing the Conversion Securities shall not contain any legend (including the legend set forth in Section 4.1(b) and (c)) (i) while a registration statement (including the Registration Statement) covering the resale of the Conversion Shares is effective under the Securities Act, or (ii) following any sale of such Securities pursuant to Rule 144, or (iii) if such Securities are eligible for sale under Rule 144, or (iv) except relating to state securities laws, if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any Convertible Preferred Stock is converted into Conversion Shares at a time when there is an effective registration statement to cover the resale of the Conversion Shares, such Conversion Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as any legend is no longer required under this Section 4.1(d), it will, no later than three Trading Days following the actual receipt (if received prior to noon Central time otherwise four Trading Days) from the Investor by the Company or the Company’s transfer agent of a certificate representing Securities issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Investor a certificate representing such Securities that is free from the restrictive or other legend requested to be removed. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 4.1(d). Certificates for Securities subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust Company System.
          (e) In addition to the Investor’s other available remedies, the Company shall pay to the Investor, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of the Securities (based on the Closing Price of the Common Stock on the date such Securities are submitted to the Company’s transfer agent) subject to Section 4.1(d), $0.50 per Trading Day (increasing to $1 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the fifth Trading Day immediately following the Legend Removal Date until such certificate is delivered. Nothing herein shall limit the Investor’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and the Investor shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.
          (f) The Investor agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Investor will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

     4.2 Furnishing of Information. As long as the Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
     4.3 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investor, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the Securities to the Investor.
     4.4 Securities Laws Disclosure; Publicity. Except only as and to the extent required by law or rules of applicable regulatory agencies, neither party shall issue any press release or make any public disclosure with respect to or in connection with the transactions contemplated in the Transaction Documents without the prior written consent of the other party. Notwithstanding the foregoing, the Company will be entitled to disclose the terms of the transactions contemplated in the Transaction Documents to its lenders and agents in connection with the negotiation of the New Credit Agreement and any related consents or waivers. With respect to any disclosure by the Company to the Commission or any other regulatory agency or pursuant to any governmental regulations or law, the Company will consult with the Investor regarding any and all such disclosures about or relating to the Investor or the Investor’s business, and the Investor has a right to review and comment on such disclosures. The Company will use its reasonable best efforts to comply with Investor’s reasonable requests or comments to the disclosure, subject to the Company’s disclosure obligation under applicable law and regulation. With respect to all other disclosures by the Company, whether such disclosure is to its lenders or to any third party, Investor will have the right to review and approve in its sole discretion any and all such disclosures about or relating to the Investor or its business.
     4.5 Indemnification of Investor. In addition to the indemnity provided in the Investor Rights Agreement, subject to the provisions of this Section 4.5, the Company will indemnify and hold the Investor and its Affiliates and their respective officers, partners, employees and agents (each, a “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any the Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against any Investor Party, by any stockholder of the Company with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Investor’s representations, warranties or covenants under the Transaction Documents). If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, the Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with nationally recognized counsel of its own choosing. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel and/or to diligently conduct such defense (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of the Investor Party. The Company will not be liable to any Investor Party under this Agreement (i) for any settlement by the Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by the Investor in this Agreement or in the other Transaction Documents.
     4.6 Non-Public Information. The Company covenants and agrees that after the Closing, neither it nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information. The foregoing shall not apply to any information received by the director elected to the Company’s Board of Directors by the holders of the Cumulative Preferred Stock. The Company understands and confirms that the Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.
     4.7 Listing of Securities. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Conversion Shares, and will take such other action as is necessary or desirable to cause the Conversion Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.
     4.8 Use of Proceeds. The Company will use the net proceeds from the sale of the Securities hereunder for redemption of outstanding indebtedness and working capital purposes and not to repurchase any Common Stock or Common Stock Equivalents.
     4.9 Board Fees and Expenses. The director elected to the Company’s Board of Directors by the holders of the Cumulative Preferred Stock shall be entitled to receive the same Board and Committee fees and reimbursement of expenses as any other independent director of the Company who has served, or is serving, on the Board of Directors or any Committee of the Company.

ARTICLE V.
MISCELLANEOUS
     5.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents (“Transaction Expenses”), except that the Company shall pay the Investor’s reasonable Transaction Expenses, whether or not the Closing occurs, up to an aggregate amount of $95,000 no later than three (3) Business Days following the Closing or the termination of this Agreement pursuant to Section 5.6 hereof (whichever is first to occur). In addition, the Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.
     5.2 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     5.3 Knowledge. As used in the Transaction Documents, “knowledge” as it relates to the Company means the knowledge of the executive officers of the Company and its Subsidiaries after a reasonable investigation.
     5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this paragraph prior to 6:30 p.m. (Central time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this paragraph on a day that is not a Trading Day or later than 6:30 p.m. (Central time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Penford Corporation
7094 S. Revere Parkway
Centennial, Colorado 80112
Facsimile: (303) 649-1700
Attention: Steven O. Cordier

With a copy to:	Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
Facsimile: (206) 359-9000
Attention: Andrew Bor, Esq.

If to the Investor:	Zell Credit Opportunities Master Fund, L.P.
Two North Riverside Plaza, Suite 600
Chicago, Illinois 60606
Facsimile: (312) 454-0335
Attention: Jon Wasserman, Esq.

With a copy to:	Reed Smith LLP
10 South Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 207-6400
Attention: Matthew Petersen, Esq.
     or such other address as may be designated in writing hereafter, in the same manner, by such Person.
     5.5 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Zell Credit Opportunities Master Fund, L.P., the original Investor, irrespective of whether any Securities have been assigned or transferred to any Persons. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
     5.6 Termination. This Agreement may be terminated prior to Closing:
          (a) by written agreement of the Investor and the Company;
          (b) by written notice by the Investor to the Company if an event or series of events shall have occurred that are reasonably likely to have or result in a Material Adverse Effect;
          (c) by written notice from the Company to the Investor that it has received an offer from a third party to enter into a transaction contemplated by clause (ii) of Section 5.18(b) and the Company’s Board of Directors, acting consistent with their fiduciary duties, determines in good faith that (i) the proposed transaction is reasonably capable of being consummated on the terms proposed by the third party and (ii) acceptance of such offer is in the best interest of the Company’s shareholders, accompanied by payment of any Transaction Expenses due to Investor under Section 5.1 in addition to a break-up fee in the amount of Five Hundred Thousand Dollars ($500,000) in immediately available funds, by wire transfer to an account designated in writing by the Investor for such purpose, payable within two (2) Business Days of the written notice of termination; or
          (d) by written notice from the Investor to the Company if the Closing shall not have taken place by 6:30 p.m. Central time on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 5.6(d) shall not be available to the Investor if its failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time, provided, further, that if the condition set forth in Section 2.3(a)(vii) is the only outstanding condition to the Closing under Section 5, then the parties will have an additional thirty (30) days after and including the Outside Date to satisfy such condition to Closing.
     5.7 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
     5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign any or all of its rights under this Agreement to any Person to whom the Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor.”
     5.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5 (as to each Investor Party).
     5.10 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced in the New York Courts. Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum; provided, however, that the parties acknowledge and agree that such courts are not the exclusive venue for disputes hereunder or under any of the Transaction Documents. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.
     5.11 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.
     5.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or portable document format (PDF), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or PDF signature page were an original thereof.
     5.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
     5.14 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
     5.15 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
     5.16 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
     5.17 Payment Set Aside. To the extent that the Company makes a payment or payments to the Investor pursuant to any Transaction Document or the Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     5.18 Exclusivity.
          (a) Prior to the Closing, the Company will not directly or indirectly, through any officer, director, employee, agent, representative or otherwise: (i) participate in any negotiations or solicit, initiate or encourage submission of inquiries, proposals or offers relating to an acquisition of, investment in or other transaction involving any of the Common Stock or Common Stock Equivalents with any party other than the Investor (the “Subject Matter”); (ii) enter into any agreement or take any action that by its terms or effect could reasonably be expected to adversely affect the ability of the parties hereto to enter into or consummate the transactions contemplated in the Transaction Documents on the terms and conditions set forth therein; or (iii) furnish or authorize any agent or representative to furnish any information concerning the Letter of Intent or the transactions contemplated in the Transaction Documents to any party. The Company will promptly notify Investor in writing of any unsolicited inquiry, proposal or other offer relating to the Subject Matter, including disclosing to Investor the identity of the other party or parties and the material terms of such unsolicited inquiry, proposal or offer, and will refrain from engaging in negotiations or providing any information with respect to such inquiry, proposal or offer.
          (b) The provisions of Section 5.18(a) shall not prohibit the Company from: (i) negotiating with lenders and their agents concerning the Credit Agreement or the New Credit Agreement and any related consents or waivers; (ii) responding to, negotiating and providing information in connection with inquiries, proposals or offers from third parties concerning a possible sale or merger of the Company, merger of equals, joint venture or similar transaction involving the Company that would not involve: (A) the issuance of securities by the Company, except in connection with a merger of equals, in such transaction, or (B) in the case of a joint venture or similar transaction, a material contribution of cash by the other party, provided that the Company promptly notifies the Investor of such inquiry, proposal or offer, including disclosing to the Investor the identity of the other parties and the material terms of such unsolicited inquiry, proposal or offer; or (iii) issuing shares of Common Stock or options to purchase shares Common Stock pursuant to awards made under existing equity compensation plans in the ordinary course, the exercise of stock options issued under such plans or the exercise of outstanding warrants or other derivative securities pursuant to their current terms.

     5.19 Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of the Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of the Investor or any investor, shareholder or holder of shares of beneficial interest of the Investor shall be personally liable for any liabilities of the Investor.
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[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THE COMPANY

Penford Corporation

By: Name:	/s/ Thomas D. Malkoski Thomas D. Malkoski
Its:	President and Chief Executive Officer

THE INVESTOR

Zell Credit Opportunities Master Fund, L.P.

By:	Zell Credit Opportunities (GenPar), L.L.C.
Its:	General Partner

By: Name:	/s/ Philip G. Tinkler Philip G. Tinkler
Its:	Vice President

EXHIBITS
Exhibit A
Convertible Preferred Articles
Exhibit B
Cumulative Preferred Articles
Exhibit C
Investor Rights Agreement
Exhibit D
Standstill Agreement
Exhibit E
Form of Legal Opinion